SETTLEMENT AND RELEASE AGREEMENT

This Release and Settlement Agreement (this "Agreement") is made and entered into the 8th day of November 2007, between Richard Andrew Hoover ("Hoover") on one side and Quest Midstream GP, LLC (the "Company") and Quest Resource Corporation ("QRC"). Hoover, the Company, and QRC may be referred to individually as a "Party" and collectively as the "Parties".

WHEREAS, Hoover was previously employed by the Company as its President and Chief Operating Officer;

WHEREAS, Hoover and the Company entered into an Executive Employment Agreement which set forth specific terms and conditions related to the employment of Hoover by the Company;

WHEREAS, the Company terminated the Executive Employment Agreement pursuant to notice provided to Hoover on or about September 21, 2007 and, accordingly, the Company involuntary terminated Hoover's employment with the Company;

WHEREAS, the Parties desire to resolve any disputes Hoover may have against the Company, disputes arising out of the Executive Employment Agreement, any disputes arising out of Hoover's employment with the Company, and any disputes the Company or QRC may have against Hoover through this Agreement;

NOW THEREFORE in consideration of the mutual obligations of this Agreement and the benefits to be derived by the Parties hereto, which benefits the Parties agree they are not otherwise entitled to receive, the Parties agree as follows:

1.   Payment and/or Distribution(s): Hoover acknowledges the Company has: (i) provided Hoover with payment of any and all accrued and unpaid salary through Hoover's last day of work, September 18, 2007; (ii) provided Hoover with payment of any and all unused paid time off to which Hoover was entitled as of September 18, 2007; and (iii) reimbursed any and all business expenses incurred by Hoover prior to September 18, 2007.

The Company further agrees to provide the following additional payments and/or distributions pursuant to the terms set forth herein:

a. Immediate Payments: Based upon the involuntary separation of Hoover and Hoover's agreement to release the Company from any liability arising out of the payment of the following items:

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Base Salary Installment Payments: On the tenth business day after Hoover's execution of this Agreement (the "Effective Date"), the Company shall pay Hoover an amount equal to one-half of the base salary, less applicable withholdings, that would have been payable under the Executive

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

Employment Agreement for the period from September 19, 2007 through and including the last regularly scheduled payment date for the Company immediately preceding the Effective Date. On the Company's next regularly scheduled payroll date and on each regularly scheduled payment date thereafter prior to April 1, 2008, the Company shall pay Hoover an amount equal to one-half of the base salary, less applicable withholdings, that would have been payable to Hoover on such regularly scheduled payment date under the Executive Employment Agreement; and

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Bonus Share Award: On the Effective Date, Hoover will become vested in 5,000 shares of Quest Resource Corporation common stock (hereinafter "QRC stock"). The QRC stock will be delivered to a broker selected by Hoover upon receipt by the Company from Hoover of documentation reasonably satisfactory to the Company instructing such broker to remit to the Company proceeds from the sale of the QRC Stock sufficient to cover the necessary withholding taxes. The Company agrees that the documentation used by Hoover in the past to instruct brokers to sell QRC bonus shares and remit to the Company sale proceeds sufficient to cover the necessary withholding taxes is acceptable to the Company. Any and all remaining bonus shares of QRC stock over which Hoover may claim an interest are forfeited.

b.   Remaining Base Salary Installment Payments: On the first regularly scheduled payroll date, beginning with the first regularly scheduled payroll date of the Company occurring after April 1, 2008 and continuing through December 31, 2009, the Company agrees to pay Hoover an amount equal to one-half of the base salary, less applicable withholdings, that would have been payable to Hoover on such regularly scheduled payment date under the Executive Employment Agreement. It is the intention of the Parties that the combination of the Base Salary Installment Payments from September 19, 2007 through the last regularly scheduled payroll date prior to April 1, 2008 and from the first regularly scheduled payroll rate after April 1, 2008 through December 31, 2009, in gross, shall result in a total amount paid to Hoover of $392,447.50. The Company is entitled to cease payment once this amount has been reached if it is reached prior to December 31, 2009. If this amount will not be reached by December 31, 2009, then Hoover must notify the Company of any deficiency at least ten (10) days prior to December 31, 2009 in order to allow the Company to timely process the additional amount to be paid. Failure by Hoover to notify the Company of any deficiency prior to the time period set forth herein will result in a waiver of any amount owed and not paid by December 31, 2009. This time requirement is in place due to an effort by the Parties to fully comply with the requirements of I.R.C. § 409A.

c. Incentive Bonus: Hoover will receive a pro rata portion in the amount of 75% of any incentive bonus payable for 2007. The amount to be paid will be determined without

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

netting any production bonus payments paid to Hoover during 2007. Such amount shall not be paid prior to April 1, 2008 in an effort to comply with the requirements of I.R.C. § 409A. Any payment after April 1, 2008 shall be made at the same time incentive bonuses are paid to the other executive officers of the Company, but in any event shall not be paid later than May 15, 2008. The Company will provide calculations that set forth the basis for the payment to Hoover. The Company agrees that the Incentive Bonus payable to Hoover will be determined in a manner consistent with the criteria and calculations of the final plan adopted by the Company for employee(s) holding a position equivalent to Hoover's prior position with the Company.  The Company further agrees that Hoover's incentive bonus will be within the top tier of any bonus amount distributed by the Company under the final plan adopted by the Company.

d. QMP Common Units: On the Effective Date, Hoover will become vested in 37,500 Quest Midstream Partners, L.P. ("QMP") Common Units ("Units") to be delivered to Hoover in two tranches - the first tranche of 18,750 Units to be delivered upon the later of a Liquidity Event or April 1, 2008; and the second tranche of 18,750 Units to be delivered upon the later of a Liquidity Event or April 1, 2009 (each a "Delivery Date"). If the Units are Publicly Traded on a Delivery Date, the Units will be delivered to a broker selected by Hoover upon receipt by the Company from Hoover of documentation reasonably satisfactory to the Company instructing such broker to remit to the Company proceeds from the sale of the Units sufficient to cover the necessary withholding taxes. The Company agrees that documentation similar to that used by Hoover in the past to instruct brokers to sell QRC bonus shares and remit to the Company sale proceeds sufficient to cover the necessary withholding taxes is acceptable to the Company. If the Units are not Publicly Traded on a Delivery Date, any applicable withholding taxes will be paid by Hoover to the Company at the time of delivery.

For purposes of this paragraph only, a "Liquidity Event" shall be defined as: (i) the successful completion of an initial public offering for the Units, such that there is a public market for the Units to trade through a traditional brokerage house on the NYSE or NASDAQ ("Publicly Traded"), or (ii) a sale in a single transaction, of all or substantially all of either: (a) the assets of QMP, or (b) the partnership interests in QMP.

Any and all remaining Units over which Hoover may claim an interest are forfeited.

e.         QMP Common Unit Distributions: The Company shall pay distribution equivalents to Hoover (i) on 75,000 Units for the 3rd Quarter of 2007 and (ii) on the 37,500 Units described in 1(d) above for the 4th Quarter of 2007 and each quarter thereafter until such Units are issued and delivered to Hoover. Distribution equivalents shall be paid to Hoover at the same time as distributions are paid to the other holders of Units, and shall be net of any appropriate withholdings, including appropriate withholdings for prior quarter distribution equivalents received by Hoover in which withholdings were not made if it is determined by the Company that such withholdings are necessary to comply with the

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

Internal Revenue Code and such withholdings are made for all employee(s) receiving distribution equivalents from the Company. Following delivery of any Units, Hoover will cease to be entitled to distribution equivalents on such Units. Hoover will not have any rights as a Unit holder until the Units are actually delivered to him. Once the Units are delivered, Hoover will have all rights afforded to all other Unit holders, including the right to receive distributions. These distributions will be paid on a gross basis with Hoover managing tax payments.

2.   COBRA Reimbursement: Hoover has elected to continue group health insurance coverage pursuant to his continuation rights under Section 4980B of the Code and will be able to continue such coverage for 18 months from his termination of employment. The Company agrees to reimburse Hoover for all COBRA premium costs until the earlier of September 30, 2008 or the date upon which Hoover becomes eligible for health insurance because of employment with a different employer. COBRA premium payments made prior to September 30, 2008 will be paid directly by the Company. If Hoover becomes eligible for health insurance because of employment with a different employer, Hoover must notify the Company with ten (10) days of the change in his eligibility for coverage. After September 30, 2008, Hoover will be responsible for paying any COBRA premiums. For any previous premiums which were due and have already been paid by Hoover as of the Effective Date of this Agreement, Hoover will submit proof of payment and the amount paid by him. The Company will have fifteen (15) days following submission of this information in which to reimburse Hoover.

3.	Release.

a.      By signing this Agreement, Hoover does hereby for himself, his successors, heirs and assigns, release, waive and forever discharge the Company, it agents, owners, employees, officers, directors, stockholders, representatives and all related companies, divisions, subsidiaries, parent and affiliated companies from all claims, liabilities, demands, and causes of action, whether known or unknown, fixed or contingent, including claims for wages, damages (whether or not liquidated) and/or attorneys' fees and costs, which Hoover may have or claim to have against the Company, it agents, owners, employees, officers, directors, stockholders, representatives and all related companies, divisions, subsidiaries, parent and affiliated companies in any way arising out of his employment with the Company and/or his Executive Employment Agreement or that otherwise may exist on the date this Agreement is executed, including, but not limited to claims arising under any purported contract, written or oral, express or implied; claims arising under any tort theory of recovery; claims arising under any federal, state, and local laws prohibiting employment discrimination on account of race, religion, color, sex, national origin, age, and/or disability, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), as amended, the Rehabilitation Act, the Americans with Disabilities Act (ADA), the Texas Labor Code, the National Labor Relations Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Texas Workers Compensation Act, the Texas

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

Unemployment Compensation Act, the Employee Retirement Income Security Act of 1974, and any other federal, state or local law, statute, regulation, code or ordinance; and claims arising in any other way, directly or indirectly, and without regard to the legal theory or form of action underlying such claims, arising or alleged to arise out of Hoover's employment by the Company and/or the Executive Employment Agreement or that otherwise may exist against the Company, it agents, owners, employees, officers, directors, stockholders, representatives and all related companies, divisions, subsidiaries, parent and affiliated companies. Hoover further agrees to release, waive, relinquish and forego all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay and any other damages, benefits, remedies or relief that he could receive from actions or suits filed, charged, instituted, or pursued by any agency or commission based upon or arising out of the matters which are released and waived by this Agreement. This release does not affect Hoover’s ability to enforce all of the terms of this Settlement and Release Agreement.

b.         The Company and QRC do hereby for themselves, their agents, owners, employees, officers, directors, stockholders, representatives and all related companies, divisions, subsidiaries, parent and affiliated companies release, waive and forever discharge Hoover, his successors, heirs and assigns from all claims, liabilities, demands, and causes of action, whether known or unknown, fixed or contingent, including claims for damages (whether or not liquidated) and/or attorneys’ fees and costs, which the Company or QRC may have or claim to have against Hoover, his successors, heirs and assigns in any arising out of his employment with the Company or with QRC in any way arising out of his employment with the Company and/or his Executive Employment Agreement or that otherwise may exist on the date this Agreement is executed, including, but not limited to claims arising under any purported contract, written or oral, express or implied; claims arising under any tort theory of recovery; and any other federal, state or local law, statute, regulation, code or ordinance; and claims arising in any other way, directly or indirectly, and without regard to the legal theory or form of action underlying such claims, arising or alleged to arise out of Hoover's employment by the Company and/or the Executive Employment Agreement or that otherwise may exist against Hoover, his successors, heirs and assigns. This release does not affect the Company's or QRC's ability to enforce all of the terms of this Settlement and Release Agreement.

c.         The Parties further hereby mutually release and covenant not to sue one another, their past, present and future agents, servants, representatives, shareholders, principals, attorneys, affiliates, parent corporations, subsidiaries, alter egos, joint venturers, licensees, officers, directors, employees, predecessors, successors, heirs, executors, assigns, transferees, beneficiaries, and all other persons, entities, and/or corporations acting on behalf of either of them from any and all legal, equitable or other claims, liabilities, promises, agreements, debts, counterclaims, actions, causes of action, damages or expenses (including attorneys fees and costs actually incurred), and any past, present or future duties, responsibilities or obligations, of any nature whatsoever known to be existing prior and up to the date of this Agreement, that arise in any way out of

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

Hoover's employment by the Company and/or the Executive Employment Agreement or that might otherwise exist against the other Party as of the Effective Date. Nothing within this paragraph, however, precludes a Party from enforcing his or its rights under this Agreement.

4.   Noncompetition: Hoover agrees that for a period equal to one (1) year following the date of his termination by the Company, Hoover, without the prior written permission of the Company, shall not, within the geographical area of the Cherokee Basin, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company ("Competitive Business"); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company on the date of Hoover's termination of employment; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of the Company’s customers, clients or other persons with whom the Company has a contractual relationship as of the date Hoover's termination of employment. Notwithstanding the foregoing, nothing in this Agreement shall preclude Hoover from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such Competitive Business.

Hoover acknowledges and agrees that the covenants contained within this paragraph 4 of the Agreement may be enforced by the Company by injunction, or damages, or both. Hoover agrees that such injunction may be issued to the Company without bond.

5.   I.R.C. §409A: The Parties intend that the Agreement fully complies with all requirements under I.R.C. § 409A. The parties agree that if any provision of this Agreement would cause any payment to fail to satisfy I.R.C. § 409A, the Agreement will be amended by the parties (any such amendment may be made on a retroactive basis) to comply with I.R.C. § 409A on a timely basis, in accordance with regulations and other guidance issued under I.R.C. § 409A. Hoover acknowledges and agrees that the Company will not be responsible or liable for any additional personal income tax Hoover may become liable for resulting from or arising out of any violation of I.R.C. § 409A and hereby fully releases the Company from any such liability.

6.	Confidential Information.

a.         Definition: Hoover agrees to hold in strictest confidence, and not to use, disclose or permit to be disclosed except for the benefit of the Company, to any person, firm or Company without the express written authorization of the Company, any Confidential Information of the Company. For purposes of this Agreement, "Confidential

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

Information" means any information or data used by or belonging or relating to the Company, or any party to whom the Company owes a duty of confidentiality, including, without limitation, any and all trade secrets, proprietary data, and information relating to the Company, or any party to whom the Company owes a duty of confidentiality, the past, present, or future business and services of the Company, or any party to whom the Company owes a duty of confidentiality, including, without limitation, customer lists, processes, procedures, or standards, know-how, manuals, hardware, software, source code, business strategies, records, marketing plans, drawings, technical information, specifications, designs, patent information, financial information, whether or not reduced to writing, or information or data that the Company, or any party to whom the Company owes a duty of confidentiality and advises Hoover should be treated as confidential information. Confidential Information does not include any information that: (i) is rightfully known to Hoover prior to Hoover's employment and independent of any disclosure or access to the information via the Company as evidenced by Hoover's written records; or (ii) is or later becomes part of the public domain and generally known within the relevant industry through no fault of Hoover.

b.         Legal Compliance: If Hoover is requested or becomes legally compelled to disclose any such Confidential Information, Hoover shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and Hoover shall reasonably cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained, or the Company waives compliance with this Agreement, Hoover shall furnish only that portion of such information that is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information to be disclosed.

c.         Return of Confidential Information: Hoover agrees that he will return to the Company and will not take originals or copies of, any records, papers, programs, computer software or documents whether in printed or electronic format or otherwise, containing or derived from Confidential Information in Hoover's possession or under Hoover's control or any other matter of whatever nature that contains Confidential Information or any equipment or other physical property furnished to Hoover by the Company, all of which shall be and remain the sole and exclusive property of the Company.

d.         Enforceability: Hoover acknowledges and agrees that the covenants contained within paragraph 6 and its subsections of the Agreement may be enforced by the Company by injunction, or damages, or both. Hoover agrees that such injunction may be issued to the Company without bond.

7.   No Rehire. The Parties agree that Hoover is not eligible for rehire by the Company and/or all related companies, divisions, subsidiaries, parent and affiliated companies. Hoover

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

agrees that he will not apply for a position with the Company and/or all related companies, divisions, subsidiaries, parent and affiliated companies in the future and that should such application be made, no cause of action shall arise out of the failure to hire Hoover pursuant to this Agreement.

8.   Tax Indemnity. By executing this Agreement, Hoover acknowledges that the Company has not made and he has not relied on any tax, financial, legal or other advice from the Company with respect to this Agreement or any possible tax, financial, or legal consequences arising out of this Agreement. Hoover hereby expressly agrees to hold the Company harmless and specifically agrees to indemnify it from any claims, demands, liabilities, or causes of action directly relating to or arising from any tax consequences incurred by Hoover. The Company will issue a W-2 for all amounts from which applicable employment withholdings are made.

9.   No Admission of Any Claim. The Parties agree that this Agreement and any payment and/or other consideration provided herewith shall not be construed in any fashion as an admission of wrongdoing or liability on the part of either party. Instead, this Agreement is entered into solely for the purpose of compromise.

10. Violations. Hoover acknowledges that during the course of his employment and at the time of the signing of this Agreement, he is not aware of any alleged violations and/or potential violations of any federal, state, and/or local laws or regulations by the Company. Should Hoover have such knowledge, he agrees to report such alleged violations and/or potential violations internally and, if requested, to cooperate in the investigation of such alleged violations and/or potential violations prior to executing this Agreement.

11. Supersedes: To the extent there are any conflicts or inconsistencies between this Agreement and the terms and conditions contained within the Executive Employment Agreement or any other prior agreement between the Parties, the terms of this Agreement supersedes the prior agreement(s) and governs.

12. Entire Agreement. In signing this Agreement, the Parties understand that the terms hereof are contractual and not merely a recital, and that they are not relying upon any statement or representation made by the other party (other than those reflected in this Agreement), but, instead, they are relying solely upon their own judgment and/or the advice of their attorney. The Parties acknowledge that this Agreement is the entire agreement of the Parties regarding this matter.

13. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

14. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which will constitute one agreement. Fully executed copies of this Agreement will serve as duplicate originals.

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

15. Choice of Law/Venue/Prevailing Party.  This Agreement is to be interpreted and enforced according to the laws of the State of Texas. The Parties agree that venue for any litigation under this Agreement brought by Hoover against the Company and/or QRC shall lie exclusively in federal or state courts located in Oklahoma County, Oklahoma and expressly submit to the jurisdiction of such courts for purposes of hearing any such disputes between them. The Parties further agree that venue for any litigation under this Agreement brought by the Company and/or QRC against Hoover shall lie exclusively in federal or state courts located in Harris County, Texas and expressly submit to the jurisdiction of such courts for purposes of hearing any such disputes between them. For the purpose of any counterclaim(s) brought by a party, the Parties agree that venue will lie in the jurisdiction in which the litigation was originally filed. The prevailing party in any dispute arising under this Agreement shall be entitled to recover its attorneys’ fees and costs of court should litigation be filed to enforce its terms.

16. Acceptance/Revocation. Hoover has twenty-one (21) days in which to decide to enter into this Agreement although he may accept it at any time prior to the expiration of that period. Hoover may revoke any acceptance of this Agreement within seven (7) days of signing, and this Agreement shall not become effective until such revocation period has expired.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS ENTIRE AGREEMENT, THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY REGARDING THIS AGREEMENT, THAT THEY ARE SIGNING IT KNOWINGLY AND VOLUNTARILY AND THAT THEY ARE UNDER NO DURESS OR PRESSURE TO DO SO.

Date: November 8, 2007	By	/s/ Richard Andrew Hoover
Richard Andrew Hoover

Quest Midstream GP, LLC

Date: November 8, 2007	By	/s/ Jerry D. Cash
	Name	Jerry D. Cash
	Title	CEO

HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT

Quest Resource Corporation

Date: November 8, 2007	By	/s/ Jerry D. Cash
	Name	Jerry D. Cash
	Title	CEO

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HOOVER/QUEST MIDSTREAM GP, LLC/QUEST RESOURCE CORPORATION SETTLEMENT AND RELEASE AGREEMENT